Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
     This Severance Agreement and Release of Claims (“Agreement”) is made as of the day below written by and between Daniel E. O’Brien (“DOBRIEN”) and TRM CORPORATION (“TRM”), a publicly-traded company with headquarters in Portland, Oregon. DOBRIEN and TRM shall be collectively referred to herein as the “Parties.”
     WHEREAS, DOBRIEN was employed by TRM as its Chief Financial Officer;
     WHEREAS, DOBRIEN’s position is to be terminated effective August 31, 2007 (“Termination Date"); and
     WHEREAS, the Parties desire to resolve all issues between them, amicably conclude their relationship, and identify certain continuing obligations of the Parties.
     NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, and intending to be legally bound hereby, the Parties agree as follows:
     1. Definitions. As used in this Agreement, any reference to DOBRIEN shall include himself and, in their capacities as such, his attorneys, heirs, administrators, representatives, executors, legatees, successors, agents and assigns. Any reference to TRM shall include itself, its predecessors, successors, controlling or related entities, affiliates, divisions, subsidiaries, employee benefit plans, managing agents, and joint ventures, and, in their capacities as such, all of its past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, shareholders and employees (except DOBRIEN). The term “Person” shall mean a natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity. The term “Effective Date” shall mean the eighth (8th) day after DOBRIEN executes this Agreement and does not revoke it.
     2. TRM’s Obligations. In consideration for this Agreement, in exchange for the release set forth in paragraph 5 below, and subject to DOBRIEN’s performance of all terms of this Agreement, TRM agrees that:
          (a) TRM shall pay, DOBRIEN the sums of (i) $170,000 as a severance payment, (ii) $20,000 as a previously awarded but unpaid “stay bonus”, and (iii) accrued but unpaid salary from August 1, 2007 through Termination Date. TRM will not contest any claim for unemployment that DOBRIEN files with the state.
          (b) TRM may engage DOBRIEN for consulting services for a period of six months from his Termination Date at a rate of $200 per hour pursuant to a separate consulting agreement (the “Consulting Agreement”). DOBRIEN shall be allowed to retain the laptop computer provided by TRM, but agrees that, at the end of the six month consulting agreement he shall destroy all TRM information on the laptop in accordance with paragraph 4(c) herein. Should TRM require DOBRIEN’s consulting services for any reason, including litigation, after the consulting term has expired, it shall compensate DOBRIEN at the rate of $200 per hour plus expenses. DOBRIEN agrees to make himself available as reasonably as may be required to provide services as requested by TRM.
          (c) TRM will take all such corporate action as is necessary to cause the vesting of all unvested restricted stock or stock options awarded to DOBRIEN on or before August 31, 2007. TRM shall additionally take necessary corporate action to extend the expiration date of all stock options to five years from the Termination Date. DOBRIEN acknowledges that, as a result of such extension, any incentive stock options held by him will no longer be treated as incentive stock options under the Internal Revenue Code of 1986, as amended, but rather as non-incentive stock options.
          (d) Provided that DOBRIEN makes an election to continue health insurance coverage in accordance with the requirements of COBRA, and subject to the terms and conditions of TRM’s group health insurance plan, TRM shall pay the employer’s share and the employee’s share of DOBRIEN’s health insurance premium for family coverage for one year from the Termination Date. DOBRIEN’s participation in TRM’s healthcare plan shall be otherwise subject to provisions of COBRA.
          (e) TRM shall pay the fee for one year of outplacement services at Lee Hecht Harrison or such other firm as is mutually agreeable, provided that such fee shall not exceed Fourteen Thousand Dollars ($14,000).
     3. Consideration Sufficient for Agreement. DOBRIEN acknowledges that the payments and other consideration provided pursuant to paragraph 2 are in lieu of any other amount or benefit that would otherwise be due to him from TRM upon separation. DOBRIEN has received separate payment for any accrued but unused vacation pay.
     4. DOBRIEN’s Obligations. In consideration of this Agreement, and in addition to the release set forth in paragraph 5 below, and his other covenants herein, DOBRIEN agrees that he:
          (a) Shall not, except with TRM’s express prior written consent, directly or indirectly, for his own benefit or the benefit of any Person, communicate, disclose, divulge, publish or otherwise express to any Person, or use for his own benefit or the benefit of any other Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of TRM’s business, including without limitation names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition;
          (b) Shall immediately resign from all positions held by him, if any, as an officer or director of TRM and its subsidiaries and affiliates, and from all positions held by him, if any, as a fiduciary with respect to any employee benefit plan of TRM or its subsidiaries and affiliates. DOBRIEN, waives, relinquishes and abandons any and all employment with TRM (or its parent companies, subsidiaries, sister corporations, partners, related entities, contractors or sub-contractors) now and forevermore;
          (c) Shall immediately return to TRM, to the extent he has not already done so, all correspondence, files, customer and prospect lists, notes, computer data, technical data and other documents and materials that contain any such confidential or proprietary knowledge or information, without retaining any copies of such materials for himself;
          (d) Shall, except as provided in paragraph 2(b), return all other property belonging to TRM, including, but not limited to, all business machines, computers, computer hardware and software programs, telephones (cellular, mobile or other), pagers, keys, card keys and credit cards;
          (e) Shall fully cooperate with TRM as needed in the future with respect to any legal matters involving TRM or any of its subsidiaries and affiliates, provided that TRM will use good faith efforts to give DOBRIEN reasonable advance notice of the need for such cooperation, and TRM shall reimburse DOBRIEN’s reasonable costs, including attorney fees, in connection with any lawsuit(s) or investigation(s) in which DOBRIEN may be named as a defendant in his capacity as an officer of TRM; and
          (f) Shall confirm that Section 3 of the Employment Agreement, dated August 12, 2005 between DOBRIEN and TRM (the “Former Employment Agreement”) shall remain in full force and effect and agree to continue to be bound by Section 3 of the Former Employment Agreement, except to the extent that such provision is directly contradicted by a provision contained herein.
     5. Release of Claims. DOBRIEN hereby irrevocably and unconditionally releases and forever discharges TRM and each and all of its parents, subsidiaries, sister corporations, partners, officers, agents, directors, shareholders, supervisors, employees, representatives, attorneys, insurers, and their successors and assigns and all persons acting by, through, under, or in concert with any of them from any and all charges, grievances, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which DOBRIEN at any time heretofore had or claimed to have or which DOBRIEN may have or claim to have regarding events that have occurred as of the effective date of this Agreement, including, but not limited to, any and all claims related or in any manner incidental to DOBRIEN’s employment, the termination of his employment at TRM, or stock options. All claims (including related attorney fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort, by statute or regulation; any alleged unlawful act, including, but not limited to, unpaid wages, benefits or other compensation or penalty, liquidated damages, employment discrimination, workers compensation benefits, personal injuries of any nature, defamation, any other claim or cause of action; and regardless of the forum in which it might be brought. The claims which DOBRIEN forever releases and discharges by this Agreement include, but are not in any way limited to all claims under the described statutes: ORS 652.140 et seq., the Fair Labor Standards Act, 29 U.S.C. Sections 200 et seq., ORS Chapter 652 et seq., ORS Chapter 653 et seq., ORS Chapter 654 et seq., ORS Chapter 655 et seq., ORS Chapter 659 et seq., ORS 659A et. seq., Discrimination in Employment in violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.

Sections 2000-e et seq., the Americans With Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et. seq., the Equal Pay Act of 1963, 29 U.S.C. Section 206(d), the Fair Labor Standards Act, 29 U.S.C. Sections 200 et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Oregon Civil Rights Act, ORS Chapter 659A et seq., the Oregon Family Leave Act, ORS Chapter 659A.470 et seq., Oregon Statutes Sections 44-1001 et. seq, 44-1111 et. seq.
     The Parties agree that any provision of law which precludes a party from releasing any unknown or unasserted claims is hereby waived.
     Notwithstanding any other provision of this Agreement, the Parties further agree that this release is not intended to (i) change DOBRIEN’s status or rights as a participant in any TRM retirement plan or (ii) limit any of the obligations of the Parties expressly set forth or acknowledged in this Agreement.
     6. Confidential Nature of Agreement and Employment. The Parties agree that they shall keep the existence of this Agreement and all of its terms confidential, and they agree not to disclose or publish same except in response to a subpoena or to their respective attorneys, accountants and financial advisors, who shall be advised of and bound by this confidentiality provision upon such disclosure or publication, or as required by regulation. The Parties also agree not to discuss with anyone, including but not limited to, current, former or prospective TRM employees, the terms and conditions of DOBRIEN’s employment with TRM, or the termination thereof, unless otherwise required by law to do so, except that TRM shall have the right to disclose such information to its management employees with a need to know and to disclose such information as may be required by applicable securities or other laws.
     7. Non-Disparagement. DOBRIEN agrees that he shall refrain from making any negative, disparaging or derogatory comments about the TRM, including but not limited to, any public or private remarks or statements that would injure the business or reputation of TRM, or its officers, managers, members, directors, partners, agents or employees. TRM agrees that it shall refrain from making any negative, disparaging or derogatory comments about DOBRIEN, including but not limited to, any public or private remarks or statements that would injure the business or reputation of DOBRIEN.
     8. Duty Not to Solicit Employees, Customers/Clients and Suppliers. DOBRIEN further agrees that for a period of one year after the termination of employment, he shall not for any reason directly or indirectly, by any means or device whatsoever, for himself or on behalf of, or in conjunction with any person, partnership or corporation, do any one or more of the following: (A) induce, entice, hire, or attempt to hire or employ, any person who is, at that time, an employee of TRM or of its subsidiaries, partners, co-venturers or related entities (a "Prohibited Employee”) or otherwise call upon any Prohibited Employee for the purpose or with the intent of enticing such Prohibited Employee away from or out of the employ of TRM or of its parents, subsidiaries, partners, co-venturers or related entities provided that the DOBRIEN shall not be precluded from hiring any person (i) who responds to any general solicitation or advertisement, or (ii) who contacts DOBRIEN on his/ her own initiative without any direct or indirect solicitation or encouragement from the DOBRIEN, other than any general solicitation or advertisement; or (B) for any purpose which is competitive with TRM, call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer or supplier of TRM or of its parents, subsidiaries, partners, co-venturers or related entities. Nothing in this Agreement, however, shall bar DOBRIEN from working as an employee or consultant with an entity that purchases any part of TRM’s business operations.
     9. Covenant Not to Sue. Each Party to this Agreement agrees and covenants not to sue the other Party with respect to any matter arising before the Effective Date of this Agreement or covered by the release set forth in paragraph 6 above, and not to assert in any action, suit, litigation or proceeding any matter arising before the Effective Date of this Agreement or covered by the release set forth in paragraph 5 above. This covenant extends to, but is not limited to, proceedings to negate, modify or reform this Agreement; provided, however, that it does not intend to interfere with either Person’s protected right to file a charge with or participate in an investigation or proceeding pursuant to the statutes administered by the Equal Employment Opportunity Commission, including a charge contesting the validity of this Agreement under the Age Discrimination in Employment Act. In any event, DOBRIEN understands that, by signing this Agreement, he waives any right he may have to recover money or other relief in any lawsuit or proceeding he brings or that is brought on his behalf by any agency or third party against TRM based on events arising through the date he signs this Agreement other than for nonperformance of this Agreement. Except where otherwise permitted under this paragraph, DOBRIEN agrees that such action shall be dismissed with prejudice upon the presentation of this Agreement to the Court. DOBRIEN agrees that he will be responsible for all of TRM’s legal fees and costs incurred in defending such action if in fact the Court dismisses such action on the basis of this Agreement. Similarly, TRM agrees that it will be responsible for all of DOBRIEN’s legal fees and costs incurred in defending any such action brought by TRM if in fact a court dismisses such action on the basis of this Agreement.
     10. Covenant Not to Compete. DOBRIEN agrees that for a period of one year after the termination of employment, DOBRIEN shall not, without prior written consent, compete with TRM, either directly or indirectly, in the geographical area where DOBRIEN has served TRM’s customers, and shall not perform services for or own an interest in any business that does so.
     11. Non-Admission of Liability. By entering into this Agreement, no Party admits to any wrongdoing against the other Party. Indeed, the Parties agree that neither this Agreement, nor the furnishing of the consideration for the release contained herein shall be deemed or construed at any time for any purpose as an admission by TRM of any liability or unlawful conduct of any kind. TRM expressly denies that it engaged in any unlawful conduct of any kind.
     12. Injunctive Relief; Payments. If either Party breaches any of the covenants set forth in this Agreement, the Parties acknowledge that such breaches will result in irreparable injury to the injured Party for which monetary damages are not adequate and that, in the event of any such breach, the injured Party shall be entitled, in addition to all other rights and remedies which such injured Party may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the other Party, and all other persons involved therein, from continuing such breach.

     13. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon. Any action arising out of, or relating to, any of the provisions of this Agreement may, at the election of TRM, be brought and prosecuted only in the United State District Court for the District of Oregon or the Circuit Court of the State of Oregon, County of Multnomah, and in the event of such election, the Parties consent to the jurisdiction and venue of said court.
     14. Severability. If one or more of the provisions contained in this Agreement shall for any reason be invalid or unenforceable, such provision or provisions may be modified by any appropriate judicial body so that they are valid and/or enforceable. If any provision is stricken, the remaining provisions of this Agreement shall remain valid and enforceable.
     15. Entire Agreement. The parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement contains the entire agreement between the Parties; that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both Parties; and that the terms of this Agreement are contractual and not recitals only. This Agreement shall be binding upon TRM and DOBRIEN and their successors, heirs and assigns.
     16. DOBRIEN understands and agrees that he:
          (a) Has executed this Agreement only after having had an opportunity to consider it for a full forty five (45) days.
          (b) Has carefully read and fully understands all of the provisions of this Agreement.
          (c) Is, through this Agreement, releasing TRM, and its agents, servants, employees, parent companies, subsidiaries, partners, and related entities, from any and all claims he may have against them or it.
          (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.
          (e) Knowingly and voluntarily intends to be legally bound by this Agreement.
          (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice before signing this Agreement.
          (g) Has a full seven (7) days following his execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.
          (h) Understands that he is releasing rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.

          (i) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
     17. Consultation With Counsel, Period to Review. DOBRIEN acknowledges that it has been his decision alone whether or not to consult with counsel regarding this Agreement. DOBRIEN acknowledges that he has 45 days in which to consider this Agreement before signing it and that he was permitted to use as much of that period as he wished prior to signing, but by his signature below DOBRIEN acknowledges that he has chosen to voluntarily execute this Agreement earlier and to waive the remaining days of such 45-day period. DOBRIEN acknowledges that no proposal or actual change that he or his counsel makes with respect to this Agreement will restart the 45-day period.
     18. Revocation Period. DOBRIEN also understands and acknowledges that he may revoke this Agreement within seven (7) days of signing it. Should he wish to do so, he must submit written notice of his revocation in writing to Angela C. Childers, Director of Human Resources, TRM Corporation, 5208 N.E. 122nd Avenue, Portland, OR 97230-1074, no later than 5:00 p.m. on the 7th day after DOBRIEN has signed this Agreement. If DOBRIEN revokes this Agreement, it shall not be effective or enforceable, and he must return any of the consideration described in paragraph 2 above. DOBRIEN also understands that none of TRM’s obligations under this Agreement, including without limitation the obligations set forth in paragraph 2, shall become due prior to the Effective Date.
     19. If the approval of this Agreement, or any term thereof, is required by any agency, court or tribunal in order to make its terms effective and enforceable, the Parties agree that they shall execute any documents necessary to obtain such approval(s) of this Agreement, and will urge that this Agreement be approved.
     20. Section Headings. Section headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.
     21. EACH PARTY TO THIS AGREEMENT REPRESENTS TO THE OTHER THAT SUCH PARTY HAS READ THE TERMS OF THIS AGREEMENT; THAT SUCH PARTY HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH LEGAL COUNSEL; THAT SUCH PARTY UNDERSTANDS THE CONTENTS HEREOF; AND THAT SUCH PARTY FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS THAT PARTY’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE OTHER PARTY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO THE EMPLOYMENT RELATIONSHIP BETWEEN THEM.

     IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.
Date: September 11, 2007

/s/ Daniel E. O’Brien
Daniel E. O’Brien

Date: September 17, 2007	TRM Corporation
	By:	/s/ Richard B. Stern
	Title:	President and Chief Executive Officer